THE TAIWAN FUND, INC. REVIEW
July 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
In July, the Taiwan Stock Exchange Index (“TAIEX”) increased by 10.04% in U.S. Dollar terms. Proprietary traders and foreign investors bought a net of NT$10.97 billion and NT$84.53 billion, respectively, while local institutions sold a net of NT$1.36 billion. The rubber and steel sectors outperformed the TAIEX with an increase of 15.73% and 14.97%, respectively, month-over-month (“MoM”) in NT dollar terms. On the other hand, the retail and textile sectors underperformed the TAIEX, but still with a increase of 2.15% and 3.21%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) decreased 1.97% year-over-year (“YoY”) in June. The seasonally adjusted unemployment rate increased to 5.91% in June, 0.07% higher than the previous month. According to Customs’ records, Taiwan’s exports decreased by 30.4% YoY in June. Further, exports increased by 4.8% MoM to US$16.95 billion, the highest for the past 8 months. Export orders were down by 10.91% YoY in June.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) and its benchmark, the TAIEX, both increased by 10.04% in July. An overweight position in the IC design sector and underweight position in the petrochemical sector contributed positively to the Fund’s performance. However, an overweight position in the operator sector as well as an underweight position in the PC component sector had a negative impact on the Fund’s performance.
Investment Strategy:
The TAIEX in July tested the 7000-point-level previously reached in early June. As the finalization of the cross-Strait relationship delayed the signing of the Memorandum of Understanding (“MOU”) and Economic Cooperation Framework Agreement (“ECFA”), investors were seeking tech stocks with strong fundamentals and positive results. We expect the TAIEX to consolidate in the near term driven more by fundamentals than by liquidity.
The Fund currently holds a 10% cash position. In terms of sector allocation, the Fund holds a slightly overweight position in defensive technology, and is underweight in the financial and petrochemical sectors.
Total Portfolio Sector Allocation

	% of	% of
As of 7/31/09	MV + Cash	TAIEX
Computer Service and Software	0.0	0.2
Electronic Components	0.9	3.9
Electronics Distribution	4.8	1.0
IC Design	8.8	4.8
PC & Peripherals	4.5	8.0
Optoelectronics	5.8	7.1
Other Electronics	5.4	7.0
Semiconductor Manufacturing	10.3	13.8
Telecommunications	8.3	8.3
Construction/Cement/Glass	2.2	3.7
Food	3.6	1.3
Chemicals/Biotech	0.6	1.8
Textiles/Paper	1.8	2.2
Electric Machinery/Appliances	1.0	1.3
Iron & Steel	4.6	3.4
Automobiles/Rubber	7.8	2.0
Transportation/Tourism	0.0	2.9
Wholesale & Retail	3.3	1.0
Miscellaneous (Footwear/Others)	0.0	1.8
Plastics/Petroleum Services	5.4	10.3
Financial Services	10.1	14.2

Total	89.2	100.0

Cash (% in liquid investments)	—	—

Cash (% in bank)	10.8	—

Technology	48.8	54.1
Non-Technology	30.3	31.7
Financial	10.1	14.2
Total Net Assets: US$260.55 Million
Top 10 Holdings of Total Fund Portfolio

As of 7/31/09	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	7.61
MediaTek, Inc.	6.51
Hon Hai Precision Industry Co., Ltd.	5.42
Chunghwa Telecom Co., Ltd.	4.08
Synnex Technology International Corp.	3.35
China Steel Corp.	3.34
Cheng Shin Rubber Industry Co., Ltd.	3.15
Fubon Financial Holding Co., Ltd.	2.95
Cathay Financial Holding Co., Ltd.	2.65
Au Optronics Corp.	2.55

Total	41.61

NAV: US$14.03 Price: US$12.82 Discount: 8.62%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	10.04%	10.04%	11.88%	10.20%
Fiscal Year to Date (c)	-9.06%	-3.39%	-1.02%	-8.39%
One Year	-11.16%	-5.92%	-2.47%	-10.33%
Three Years	1.25%	3.06%	7.31%	-1.09%
Five years	7.42%	6.23%	10.43%	3.02%
Ten Years	-1.05%	-0.55%	N/A	-2.43%
Since Inception	8.62%	9.25%	N/A	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 06/30/09	As of 07/31/09
TAIEX	6432.16	7077.71
% change in NTD terms	-6.65	10.04
% change in USD terms	-7.42	10.04
NTD Daily avg. trading volume (In Billions)	90.66	159.65
USD Daily avg. trading volume (In Billions)	2.76	4.87
NTD Market Capitalization (In Billions)	16363.50	18022.40
USD Market Capitalization (In Billions)	498.74	549.33
FX Rate: (NT$/US$)	32.8100	32.8080

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned. The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang